Exhibit 10.7

NONEXCLUSIVE LICENSE AGREEMENT

This Nonexclusive License Agreement (“Agreement”) is made and entered into this 1st day of May, 2001 (the “EFFECTIVE DATE”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and Immerge BioTherapeutics, Inc., a Delaware corporation with offices located at Building 75, Third Avenue, Charlestown, MA 02129 (“LICENSEE”) (ACT and LICENSEE sometimes hereinafter referred to as the “parties”).  As set forth below, the University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts (the “University”), has agreed to certain provisions of this Agreement.

WITNESSETH

WHEREAS, ACT owns or has licensed with a sublicensable interest the PATENT RIGHTS (as defined below); and

WHEREAS, LICENSEE desires to obtain a nonexclusive license from ACT to the PATENT RIGHTS; and

WHEREAS, ACT is willing to grant such a license to LICENSEE; and

WHEREAS, the parties have previously agreed, pursuant to a term sheet stylized as “Terms for Nonexclusive License” dated December 23, 2000 (the “Term Sheet”), to the principal terms of the license.

WHEREAS, the parties agree to enter into a formal and definitive license upon the terms and condition set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1                                 “LICENSEE” shall mean Immerge BioTherapeutics, Inc, a Delaware corporation with offices located at Building 75, Third Avenue, Charlestown, MA 02129.

1.2                                 “PATENT RIGHTS” means the patents and patent applications identified on Exhibit A attached hereto, all divisionals, continuations, and continuations-in-part that derive from the identified patent applications (including from the patent applications for the identified patents), foreign filings related to the foregoing patents and patent applications, and any patents issuing on said applications together with all reissues, reexaminations, extensions and substitutions thereof.  The parties agree that Exhibit A may from time to time be amended after the Effective Date to reflect changes thereto.

1.3                                 A “LICENSED PRODUCT” shall mean any product or part thereof, the development, manufacture, sale or use of which is covered by a VALID CLAIM of the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold by LICENSEE or a product or part thereof directly or indirectly derived from a founder swine, the production or sale of such founder swine being covered by a VALID CLAIM of the PATENT RIGHTS in the country in which any such founder swine is produced.

1.4                                 “NET SALES” shall mean the amount billed or invoiced by LICENSEE or any third party that sells the LICENSED PRODUCTS on behalf of LICENSEE for the sale of LICENSED PRODUCTS less:

(a)                                  discounts allowed;

(b)                                 sales tax, tariff duties, use and other taxes directly imposed with reference to particular sales;

(c)                                  amounts repaid or credited by reason of rejection, return of goods, retroactive price reduction or bad debt;

(d)                                 freight, postage and insurance invoiced to customer;

(e)                                  third party rebates to the extent actually allowed; and

(f)                                    liability incurred resulting from any governmental (or agency thereof) mandated rebate program, whether federal, state, municipal or local.

1.5                                 “FIELD OF USE” shall mean the cloning of swine for the sole purpose of developing, producing and selling swine-derived organs (but excluding cells (other than associated immune cells required to induce tolerance of the organs) and tissues) for transplantation of such organs in humans.

1.6                                 “AFFILIATED COMPANY” or “AFFILIATED COMPANIES” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with one of the parties to this Agreement, as applicable.  For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities, but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliated Company” includes any company in which either party owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.7                                 “VALID CLAIM” means a claim of any unexpired United States or foreign patent or patent application within the PATENT RIGHTS which shall not have been withdrawn, cancelled or disclaimed, nor held invalid by a court of competent jurisdiction.

1.8                                 “UMASS LICENSE” means the Exclusive License Agreement between ACT and the University, dated April 16, 1996, as amended by Amendment to Exclusive License Agreement dated September 1, 1999 and Second Amendment to Exclusive License Agreement dated May 31, 2000.

1.9                                 “UMASS PATENT RIGHTS” means PATENT RIGHTS licensed by ACT from the University under the UMASS LICENSE.

1.10                           “CONFIDENTIAL INFORMATION” means confidential or proprietary information of ACT relating to the PATENT RIGHTS and confidential or proprietary information of LICENSEE relating to the PATENT RIGHTS, LICENSED PRODUCTS or LICENSED PROCESSES.  CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software.  CONFIDENTIAL INFORMATION shall not include:

(a)                                  information which is or later becomes, generally available to the public through no fault of the recipient;

(b)                                 information which is provided to the recipient by an independent third party having no obligation to keep the information secret;

(c)                                  information which the recipient can establish by written documentation was previously known to it; or

(d)                                 information which the recipient can establish by written documentation was independently developed by or on behalf of recipient by persons who have not received CONFIDENTIAL INFORMATION.

The parties mutually agree that the specific terms (but not the overall existence) of this Agreement shall be considered CONFIDENTIAL INFORMATION and both parties shall be subject to the provisions of Article 11 of this Agreement with respect thereto.  Notwithstanding the foregoing, the parties may disclose the terms of this Agreement to investors or potential investors who are bound by terms of confidentiality and non-use at least as stringent as those which ACT is bound by herein, and the parties may disclose CONFIDENTIAL INFORMATION in accordance with Section 14.3 hereof.  The parties may also disclose CONFIDENTIAL INFORMATION required to be disclosed to comply with applicable law or court order, provided that the recipient gives prior written notice of the required disclosure to the discloser.

ARTICLE 2 - LICENSE GRANT & RIGHTS OF FIRST NEGOTIATION

2.1                                 ACT hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide, nonexclusive, royalty-bearing license in the FIELD OF USE under the PATENT RIGHTS to develop, make, have made, use, sell and have sold LICENSED PRODUCTS.  To the extent this grant includes a sublicense of any UMASS PATENT RIGHTS, such sublicense is subject to the relevant terms of the UMASS LICENSE.

2.2                                 The license “to have made” and “to have sold” granted in Paragraph 2.1 means that LICENSEE may contract with a third party or parties, or with any of its AFFILIATED COMPANIES, to develop, manufacture or sell LICENSED PRODUCTS on behalf of LICENSEE.

2.3                                 Immediately upon execution of this Agreement ACT shall provide LICENSEE with all information and data relating to the PATENT RIGHTS as may be reasonably necessary to allow LICENSEE to exploit the license granted hereunder.

2.4                                 To the extent the University, the federal government or any other parties have rights in the Patent Rights pursuant to Article 2 of the UMASS LICENSE, the License granted hereunder is subject to such rights.

2.5                                 LICENSEE acknowledges that a portion of the Patent Rights licensed to LICENSEE hereunder is owned by the University and exclusively licensed to ACT under the UMASS LICENSE.  LICENSEE acknowledges, understands and agrees that in the event the UMASS LICENSE is terminated for any reason pursuant to the provisions of the UMASS LICENSE, this Agreement shall automatically be assigned to the University and LICENSEE will thereafter make any payments due to ACT under this Agreement directly to the University.  Further, promptly following such termination, LICENSEE and the University will enter into a direct license agreement reflecting the applicable terms of this Agreement and the UMASS LICENSE.  ACT agrees to use commercially reasonable efforts to maintain its rights to the UMASS PATENT RIGHTS, including (i) complying with all material terms and obligations of the UMASS LICENSE and (ii) diligently prosecuting the PATENT RIGHTS to the extent that ACT has control over such prosecution.

2.6                                 ACT hereby grants to LICENSEE a right of first negotiation to acquire a non-exclusive license to any future patents owned by or licensed to ACT that are necessary to produce LICENSED PRODUCTS in the FIELD OF USE.  In the event ACT acquires any such patents, ACT shall notify LICENSEE in writing of its acquisition of such patent rights.  LICENSEE shall then have a period of thirty (30) days to notify ACT in writing of its desire to acquire a non-exclusive license to use such patent rights to develop, manufacture, use and sell LICENSED PRODUCTS in the FIELD OF USE.  If LICENSEE so notifies ACT, then LICENSEE and ACT shall negotiate in good faith for not more than sixty (60) days to reach agreement on the terms of such license.  If, by the end of such sixty (60) day period LICENSEE and ACT have not reached agreement, ACT shall be free to enter into non-exclusive licenses with third parties with respect to such patent rights for the FIELD OF USE, provided that if ACT enters into such a non-exclusive license with a third party, ACT agrees that it will offer LICENSEE a similar non-exclusive license with financial terms no less favorable to LICENSEE than those set forth in the agreement entered into between ACT and such other third party.

2.7                                 ACT hereby grants to LICENSEE a right of first negotiation to acquire a non-exclusive or exclusive license under the PATENT RIGHTS to develop, manufacture, use and sell products in the field of the cloning of swine for the sole purposes of developing, producing and selling swine-derived tissues or cells for transplantation of such tissues or cells in humans as follows: ACT shall notify LICENSEE in writing of its intention to enter into negotiations for such a license with a third party.  LICENSEE shall then have a period of thirty (30) days to notify ACT in writing of its willingness to enter into such a non-exclusive or exclusive license.  If LICENSEE so notifies ACT, then LICENSEE and ACT shall negotiate in good faith for not more than sixty (60) days to reach agreement on the terms of the license.  If, by the end of such sixty (60) day period, LICENSEE and ACT have not reached agreement, (1) ACT shall be free to enter such an exclusive license with a third party but only on terms more favorable to ACT than those terms firmly offered by LICENSEE, and (2) ACT shall be free to enter into such non-exclusive licenses with third parties, provided that if ACT enters into such a non-exclusive license with a third party, ACT agrees that it will offer LICENSEE a similar non-exclusive license with financial terms no worse than those set forth in the agreement entered into between ACT and such other third party.

ARTICLE 3 - DUE DILIGENCE

3.1                                 LICENSEE shall use its commercially reasonable and diligent efforts to bring one or more LICENSED PRODUCTS to market.

3.2                                 LICENSEE shall maintain complete and accurate records of LICENSED PRODUCTS that are developed, made, used or sold by or on behalf of LICENSEE under this Agreement.  Not later than May 1st of each year following the Effective Date, LICENSEE shall furnish ACT with a summary report on the progress of its efforts during the prior year to develop and commercialize LICENSED PRODUCTS, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including LICENSED PRODUCTS developed, made, used or sold) and sales figures, provided that such reports shall be deemed CONFIDENTIAL INFORMATION of LICENSEE subject to the provisions of Article 11 of this Agreement.

ARTICLE 4 - CONSIDERATION

4.1                                 Initial Payment. LICENSEE shall pay to ACT an initial License Fee of FIVE HUNDRED THOUSAND DOLLARS ($500,000), due and payable as follows: (1) To the extent not previously paid to ACT in accordance with the terms of the Term Sheet LICENSEE shall pay to ACT $250,000 on the EFFECTIVE DATE of this Agreement; and (2) LICENSEE shall pay to ACT $250,000 on or before the first anniversary of the Effective Date, provided that if the NIST grant described in Exhibit B attached hereto (the “NIST Grant”) has not been awarded to LICENSEE or its Affiliated Companies or assignees on or before the first anniversary of the

EFFECTIVE DATE LICENSEE shall thereafter pay to ACT said $250,000 within thirty (30) days of the award of the NIST Grant to LICENSEE or its AFFILIATED COMPANIES or assignee, and provided further that if the NIST Grant is not awarded to LICENSEE or its AFFILIATED COMPANIES or assignee, said second $250,000 fee will not be due.  LICENSEE’s obligation to pay the $250,000 fee required under clause (2) of the preceding sentence shall survive the termination of this Agreement, unless the Agreement is terminated due to the material breach or default of the Agreement by ACT.

The License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.

4.2                                 Royalties.

(a)                                  In partial consideration of the license granted to LICENSEE from ACT in Article 2 of this Agreement, LICENSEE shall pay to ACT an earned royalty equal to 3% of the NET SALES of all LICENSED PRODUCTS sold by or on behalf of LICENSEE; provided, however, that in the event that LICENSEE is legally required to make royalty payments to one or more third parties (other than AFFILIATED COMPANIES) in order to make, use or sell LICENSED PRODUCTS, LICENSEE’s royalty payment shall be decreased by one-half of one percent (0.5%) for each one percent (1%) of actual royalty payments made to third parties under such required licenses; provided, however, that in no event shall such royalty payment be reduced below 1%.

(b)                                 No multiple royalties shall be payable because any LICENSED PRODUCT, its development, manufacture, use or sale are or shall be covered by more than one patent or patent application within the PATENT RIGHTS.

(c)                                  The obligation of LICENSEE to pay royalties on sales of LICENSED PRODUCTS, the development, manufacture, use or sale of which is covered by a VALID CLAIM of the PATENT RIGHTS, shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in the country in which the LICENSED PRODUCT or LICENSED PROCESS is manufactured, sold or performed.

4.3                                 Except as otherwise allowed under this Agreement, all payments due hereunder shall be paid in full without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE; provided, however, that ACT shall pay all income taxes and taxes in lieu of income taxes attributable to ACT on account of the payments made by LICENSEE to ACT hereunder.

4.4                                 All payments due hereunder shall be paid in United States dollars.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made pursuant to the method for currency conversion generally practiced by

LICENSEE in the conduct of its regular business operations.

4.5                                 LICENSEE shall pay ACT interest on any overdue amounts at the rate of four percent (4%) per annum from the date when such payment should have been made pursuant to Paragraph 4.1, 4.2 or 5.3, as applicable.

4.6                                 If LICENSEE fails to timely make any payments to ACT as provided in this Agreement, such failure shall constitute a material breach of LICENSEE’s obligations under this Agreement, and ACT shall have the right to terminate this Agreement in accordance with Article 10.

ARTICLE 5 - REPORTS AND RECORDS

5.1                                 LICENSEE shall keep full, complete, true and accurate books of account containing all particulars relating to the manufacture and sales with respect to LICENSED PRODUCTS, and any allowed credits, which may be necessary to ascertain and verify the royalties payable to ACT.  Said books and accounts shall be kept at LICENSEE’s principal place of business.  At the request of ACT, but not more than once in each calendar year and provided ACT provides LICENSEE with at least ten (10) days prior written notice, LICENSEE shall permit an independent certified public accountant, selected by ACT, to have access, during regular business hours of LICENSEE, to such records to determine, for any calendar quarter commencing not more than two years prior to the date of such request, the completeness and accuracy of such books and records, and the accuracy of reports submitted to ACT and/or payments made to ACT.  If any such inspection discloses an error in any royalty payment, LICENSEE shall pay to ACT, within thirty (30) days of the discovery of the error, (a) all deficiencies in royalty payments, (b) interest on such deficiencies from the date such royalty payment was due until the date paid at the rate equal to one and one-half percent (1½%) per month, and (c) if such error is in excess of ten percent (10%) of any royalty payment, the cost of the audit.  In all other cases, the costs of the audit shall be paid for by ACT.  All information disclosed pursuant to an audit shall be treated as CONFIDENTIAL INFORMATION of LICENSEE and shall not be disclosed to any third party or used for any purpose other than to determine the correctness of the payment.

5.2                                 After the first commercial sale of a LICENSED PRODUCT, LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to ACT a true and accurate report, giving such particulars of the business conducted by or on behalf of LICENSEE during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  Without limiting the generality of the foregoing, these reports shall include at least the following:

(a)                                  number of LICENSED PRODUCTS manufactured and sold by or on behalf of LICENSEE;

(b)                                 total billings for LICENSED PRODUCTS sold by or on behalf of LICENSEE;

(c)                                  deductions applicable as provided in Paragraph 1.4; and

(d)                                 the names and addresses of all parties making or selling LICENSED PRODUCTS on behalf of LICENSEE.

5.3                                 With each such report submitted, LICENSEE shall pay to ACT the royalties due and payable under this Agreement.  If no royalties shall be due, LICENSEE shall so report.

ARTICLE 6 - MOST FAVORED LICENSOR

If LICENSEE shall hereafter enter into any license or other agreement with Infigen, Inc. (“Infigen”) or any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with Infigen (“INFIGEN AFFILIATED COMPANIES”) (where “control” shall have the meaning set forth in Section 1.6) that grants LICENSEE rights under the current patents or proprietary technology of Infigen or any INFIGEN AFFILIATED COMPANIES that is directed to nuclear transfer to manufacture or sell organs derived from nuclear transfer produced swine for transplantation in humans on terms that are more favorable on the whole to Infigen or any INFIGEN AFFILIATED COMPANIES than the terms set forth in this Agreement, then LICENSEE will (a) promptly notify ACT of such license, and (b) extend to ACT the terms of the noticed license, effective as of the date (or dates) on which they became effective in respect to the noticed license.  Such extension of the terms of the noticed license shall be effective, however, only if ACT shall, within sixty (60) days of receipt of such notice, advise LICENSEE that it accepts all terms of the noticed license.

ARTICLE 7 - PATENT PROSECUTION

ACT shall be solely responsible for the continued prosecution of pending patent applications included in the PATENT RIGHTS and the issuance of such applications included in the PATENT RIGHTS after allowance.  The prosecution, filing and maintenance of all patents and applications included in the PATENT RIGHTS shall be the primary responsibility of ACT. Additionally, ACT shall pay all government fees in any given country required to maintain the PATENT RIGHTS; and shall submit evidence to LICENSEE upon request that such fees have been timely paid.  ACT agrees to keep LICENSEE informed on a regular basis of the status of the PATENT RIGHTS.

ARTICLE 8 - PROSECUTION OF INFRINGERS
AND DEFENSE OF PATENT RIGHTS

The parties agree to notify each other in writing of any actual or threatened infringement by a third party of the PATENT RIGHTS or of any claim of invalidity, unenforceability, or non-infringement of the PATENT RIGHTS.  ACT shall have the sole responsibility to prosecute or defend such claims, as applicable.  LICENSEE shall if requested provide reasonable assistance to ACT, at ACT’s expense, in connection with the prosecution or defense of such claims; provided, however, that nothing contained herein shall require LICENSEE to disclose to or otherwise provide ACT with copies of documents or other written information obtained from a third party under a confidentiality obligation, unless such disclosure would be responsive to a discovery request by ACT to LICENSEE made in connection with a dispute.

ARTICLE 9 - INDEMNIFICATION,
LIMITATION OF LIABILITY AND INSURANCE

9.1                                 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ACT and the University and their trustees, directors, officers, employees and Affiliated Companies (individually an “indemnified party” or collectively the “indemnified parties”) against all third party liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, manufacture, sale, use, consumption or advertisement of the LICENSED PRODUCT(s) or arising from any obligation, act or omission, or from a breach of any representation or warranty of LICENSEE hereunder, excepting only claims that the use of the PATENT RIGHTS infringe third party intellectual property, claims to the extent resulting from any breach by ACT of this Agreement, or claims to the extent resulting from the negligence or willful misconduct of ACT or its trustees, directors, officers or employees.  Any indemnification obligations set forth in this Agreement shall be subject to the following conditions: (i) the indemnified party shall notify the indemnifying party in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) the indemnifying party shall have control of the defense or settlement, provided that the indemnified party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the indemnified party shall reasonably cooperate with the defense, at the indemnifying party’s expense.

9.2                                 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACT, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY ACT THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.  IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY UNLESS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY.

9.3                                 LICENSEE agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties, but not less than One Million Dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and One Million Dollars ($1,000,000) for injuries to all persons arising out of a single occurrence.  Before the beginning of any clinical trials using LICENSED PRODUCTS, LICENSEE shall increase insurance coverage for injuries to all persons arising out of a single occurrence to at least Five Million Dollars ($5,000,000).  LICENSEE shall provide ACT, upon request, with written evidence of insurance or self-insurance.  LICENSEE shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.

ARTICLE 10 - TERMINATION

10.1                           This Agreement is effective when signed by all parties and shall extend until the expiration of the last to expire patent issued under PATENT RIGHTS, unless sooner terminated as provided in this Article 10.

10.2                           Upon any material breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Article 4), ACT shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on sixty (60) days’ notice to LICENSEE.  Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the sixty (60) day period.

10.3                           Upon any material breach or default of this Agreement by ACT, LICENSEE shall have the right to terminate this Agreement and the rights granted hereunder effective on sixty (60) days’ notice to ACT.  Such termination shall become automatically effective unless ACT shall have cured any such material breach or default prior to the expiration of the sixty (60) day period.

10.4                           LICENSEE shall have the right to terminate this Agreement at any time for any reason on sixty (60) days’ prior written notice to ACT; provided, however, that in the event LICENSEE so terminates this Agreement, LICENSEE shall, despite such termination pay to ACT the fee set forth in clause (2) of Paragraph 4.1 of Article 4 in accordance with the terms set forth in said Paragraph 4.1.

10.5                           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 5, 9, 10.4, 10.5, 11, 13 and 14 shall survive any such termination; provided, however, that no such termination shall modify or impair LICENSEE’s obligation to pay royalties for LICENSED PRODUCTS sold prior to such termination.

ARTICLE 11 - CONFIDENTIALITY

During the course of this Agreement, ACT and LICENSEE may provide each other with

CONFIDENTIAL INFORMATION.  All CONFIDENTIAL INFORMATION shall be designated in writing as such by the discloser at the time of disclosure or, if disclosed orally, shall be designated in writing as CONFIDENTIAL INFORMATION within thirty (30) days after such oral disclosure.  ACT and LICENSEE each intend to maintain the confidential or trade secret status of their CONFIDENTIAL INFORMATION.  Each shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION of the other from disclosure to third parties; no such disclosure shall be made without the other’s written permission.  Upon termination or expiration of this Agreement, ACT and/or LICENSEE shall comply with the other’s written request to return all CONFIDENTIAL INFORMATION.  Except as expressly provided herein, neither ACT nor LICENSEE is granted any license to use the other’s CONFIDENTIAL INFORMATION.  The obligations of ACT and LICENSEE under this Article 11 shall survive any expiration or termination of this Agreement.

ARTICLE 12 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, return receipt requested, postage prepaid, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph.  Such notices, payments or other communications shall be effective upon receipt.

In the case of ACT:

Advanced Cell Technology, Inc.

One Innovation Drive

Worcester, MA 01605

Attention: Michael D. West, Ph.D., President

With a copy to:

Pierce Atwood

One Monument Square

Portland, ME 04101

Attention: William L. Worden, Esq.

In the case of LICENSEE:

Immerge BioTherapeutics, Inc.

Building 75

Third Avenue

Charlestown, MA 02129

Attention: Julia Greenstein, Ph.D.

With a copy to:                                     Hale & Dorr, L.L.P.

60 State Street

Boston, MA

Attention: Steven Singer, Esq.

ARTICLE 13 - REPRESENTATIONS AND WARRANTIES

13.1                           ACT represents and warrants that it owns or has licensed with a sublicensable interest the PATENT RIGHTS, that it has the full legal right and power to grant the licenses granted hereunder, that this Agreement constitutes the binding legal obligation of ACT, enforceable in accordance with its terms and that the execution and performance of this Agreement by ACT will not violate, contravene or conflict with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT.

13.2                           LICENSEE represents and warrants that it and its AFFILIATED COMPANIES have not entered into any license or other agreement with Infigen or any INFIGEN AFFILIATED COMPANIES, and will not, during the term of this Agreement enter into any license or other agreement with Infigen or any INFIGEN AFFILIATED COMPANIES that grants LICENSEE rights under the current patent or proprietary technology of Infigen directed to nuclear transfer to manufacture or sell organs derived from nuclear transfer produced swine for transplantation in humans on terms that are more favorable on the whole to Infigen or any INFIGEN AFFILIATED COMPANIES than the terms set forth in this Agreement.  LICENSEE further represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of LICENSEE and that execution and performance of this Agreement by LICENSEE will not violate, contravene or conflict with any other agreement to which LICENSEE is a party or by which it is bound or with any law, rule or regulation applicable to LICENSEE.

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1                           LICENSEE shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use and sale of LICENSED PRODUCTS.  Without limiting the generality of the foregoing.  LICENSEE agrees to comply with the following:

(a)                                  LICENSEE shall obtain all necessary approvals from the FDA and any similar governmental authorities of any foreign jurisdiction in which LICENSEE intends to make, use, or sell LICENSED PRODUCTS.

(b)                                 LICENSEE shall use diligent efforts to comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries.  LICENSEE agrees that it will bear sole responsibility for any violation of such laws and regulations, and it will indemnify, defend, and hold ACT harmless (in accordance with Paragraph 9.1 of Article 9 hereof) for the consequences of any such violation.

(c)                                  To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, LICENSEE agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if domestic manufacturer is not commercially feasible under the circumstances, ACT and/or the University may seek a waiver of this requirement from the relevant federal agency on behalf of LICENSEE and, upon LICENSEE’S request, shall cooperate with LICENSEE in seeking such a waiver.

14.2                           LICENSEE shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind upon the PATENT RIGHTS without the prior written consent of ACT and the University.

14.3                       Either party may originate publicity, news releases or other public announcements, written or oral (“Announcements”), relating to the existence, but not the financial and monetary terms, of this Agreement, without the prior written approval of the other party, provided that such party shall have given the other party at least ten (10) days prior written notice of the proposed text of the Announcement for the purpose of giving the other party the opportunity to comment on the text of such Announcement, such comments to be reasonably incorporated and provided further that such Announcements will be prepared in a manner consistent with the highest standards of professionalism.  Any references to the University in Announcements shall be subject to the approval of the University, which approval shall not be unreasonably withheld.  The foregoing notwithstanding, the parties shall have the right to make Announcements (including Announcements including reference to the financial and monetary terms of this Agreement) without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

14.4                           No implied licenses are granted pursuant to the terms of this Agreement.  No licensed rights shall be created by implication or estoppel.

14.5                           Nothing herein shall be deemed to constitute either party as the agent or representative of the party, or both parties as joint venturers or partners for any purpose.  Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion.  Neither party shall be responsible for the acts or omissions of the other party, nor shall either party have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

14.6                           To the extent commercially feasible, and consistent with prevailing business practices, all LICENSED PRODUCTS manufactured or sold under this Agreement will be marked with the number of each issued patent included in the PATENT RIGHTS that applies to such product.

14.7                           This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.8                           The parties hereto acknowledge that this Agreement supersedes the Term Sheet (and any and all other prior oral or written agreements, understandings, or expressions with respect to the subject matter hereof) and sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

14.9                           The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.10                     The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

14.11                     This Agreement may not be assigned by either party without the prior written consent of the other party and the University, which consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties have duly executed this Agreement the day arid year first set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Printed Name: Michael D. West, Ph.D.
Its: President & CEO

IMMERGE BIOTHERAPEUTICS, INC.

By:	/s/ Julia L. Greenstein
Printed Name: Julia L. Greenstein, Ph.D.
Its: President & CEO

CONSENT AND AGREEMENT

For value received, the University hereby consents to the sublicense by ACT to LICENSEE of the UMASS PATENT RIGHTS as set forth under this Agreement.

THE UNIVERSITY OF MASSACHUSETTS

By:	/s/ Thomas Chmura
Printed Name:	Thomas Chmura
Its:	Vice President, Economic Development
Date:

BY:	/s/ Joseph F. X. McGuirl
Printed Name:	Joseph F. X. McGuirl
Title:	Executive Director, Office
of Commerical Ventures
and Intellectual Property
Date: